Exhibit 99.1

For Immediate Release	Contact:	William Barrett

President & CEO

(920) 725-7000
Neenah Foundry Company Announces New President and Chief Executive Officer
Neenah, WI — June 5, 2007
Neenah Foundry Company and its parent, ACP Holding Company (collectively, the “Company”) announced today that Robert E. Ostendorf, Jr. will be joining the Company and has been elected its President and Chief Executive Officer, effective as of the date that Mr. Ostendorf commences employment with the Company. Mr. Ostendorf has also been elected to the Company’s Board of Directors effective as of that date. Mr. Ostendorf is expected to commence employment with the Company no later than July 2, 2007.
Mr. Ostendorf is a graduate of the U. S. Naval Academy with a BS degree in Engineering and of Troy State University with a Masters Degree in Business Administration. Mr. Ostendorf has extensive operating experience in various senior management positions with his most recent tenure at Amcan Consolidated Technologies Corp, a cast component supplier to the automotive industry. Before his association with Amcan, he spent a number of years with Morgan Corporation, a supplier of specialty truck bodies.
As announced earlier this year, William M. Barrett, the current Chief Executive Officer, President and Chairman of the Board of Directors, had expressed his desire to transition into the role of Executive Chairman of the Board of Directors. That transition will begin upon Mr. Ostendorf’s arrival at the Company.
Barrett stated: “Bob brings a tremendous amount of operating experience and capability to our Company and I look forward to working very closely with Bob on strategic matters and to accomplish a seamless transition.”
About Neenah Foundry Company
     Neenah Foundry Company manufactures and markets a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products.

Forward-Looking Statements
     This press release may be viewed to contain forward-looking statements. These statements are based on Neenah Foundry Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The Company can give no assurance that its expectations will prove to be correct. Factors that could cause the Company’s results and other developments to differ materially from current expectations include material disruptions to major industries served by the Company; developments affecting the valuation or prospects of the casting and forging industries generally or the Company in particular; and other factors described or referenced in the Company’s Form 10-K for the year ended September 30, 2006 or subsequent SEC filings. Unless required by law, the Company does not undertake any obligation to update any of its forward-looking statements.